UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2015

Vivint Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36642 (Commission File Number)	45-5605880 (IRS Employer Identification No.)

3301 N. Thanksgiving Way, Suite 500
Lehi, Utah 84043
(Address of principal executive offices, including zip code)

(877) 404-4129
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2015, the Board of Directors (the “Board”) of Vivint Solar, Inc. (the “Company”) appointed Jay D. Pauley to serve as a Class II member of the Board in order to fill an existing vacancy, effective immediately.  As a Class II member of the Board, the term of Mr. Pauley’s appointment will expire at the annual meeting of stockholders of the Company to be held in 2016.  The Board also appointed Mr. Pauley to serve on the Board’s audit committee (the “Audit Committee”).

Mr. Pauley is a principal at Summit Partners, which he joined in 2010.  Prior to joining Summit Partners, Mr. Pauley was Vice President at GTCR, a private equity firm, and an associate at Apax Partners, a private equity and venture capital firm.  Mr. Pauley currently serves on the boards of directors of numerous private companies, including Vivint, Inc., the Company’s sister company.  Mr. Pauley holds a B.S. in accounting and finance from Ohio State University and an M.B.A. from the Wharton School at the University of Pennsylvania.

The Board has determined that Mr. Pauley is independent under the rules and regulations of both the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange and meets the further audit committee standards required by SEC Rule 10A-3.

Mr. Pauley has waived his right to receive cash and equity compensation under the Company’s outside director compensation policy.  There are currently no agreements, arrangements or understandings between Mr. Pauley and any other person pursuant to which Mr. Pauley was appointed to serve as a member of the Board.  There are currently no transactions in which Mr. Pauley has an interest requiring disclosure under Item 404(a) of Regulation S-K as promulgated under the Securities Exchange Act of 1934, as amended.

Effective upon the appointment of Mr. Pauley to serve on the Audit Committee, Bruce McEvoy resigned from the Audit Committee.  Mr. McEvoy will continue to serve as a member of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vivint Solar, Inc.

By:	/s/ SHAWN J. LINDQUIST Shawn J. Lindquist Chief Legal Officer,
Executive Vice President and Secretary

Date: September 15, 2015